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                                                                     EXHIBIT 5.1

                  [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                                January 29, 2002

Corio, Inc.
959 Skyway Road, Suite 100
San Carlos, CA 94070

     Re:  Registration Statement on Form S-8

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 29, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate 11,129,091 shares of your Common Stock (the "Shares"), including 8,520,250 Shares under the 1998 Stock Plan (the "Plan") and 2,608,841 under the Employee Stock Purchase Plan (the "ESPP"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan and ESPP.

     It is our opinion that Shares issued and sold in the manner referred to in the Plan or ESPP and pursuant to the agreements that accompany the Plan or ESPP are, upon issuance, legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ WILSON SONSINI GOODRICH & ROSATI